Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NewStar Financial, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of NewStar Financial, Inc. of our report dated March 8, 2010 with respect to the consolidated balance sheets of NewStar Financial, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of NewStar Financial, Inc. incorporated herein by reference.

/s/ KPMG LLP

Boston, Massachusetts

May 12, 2010